EXHIBIT 99.1

RISK FACTORS (DOLLARS IN THOUSANDS)

      Each of the factors set forth below could, directly or indirectly, affect the Company's results of operations and financial condition. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Annual Report on Form 10-K of the Company to which this Exhibit relates.

CHANGING NATURE OF RISKS; NO ASSURANCES AS TO CONSISTENCY OF EARNINGS

      CHANGING NATURE OF RISKS. The Company's corporate strategy emphasizes the identification, development and management of specialized businesses which the Company believes are not accurately evaluated and priced by the marketplace due to market, economic and competitive conditions. This strategy can result in the entry into or development of businesses and investment in assets which produce substantial initial returns, which may be followed by an exit from any of those businesses or the sale of those assets if, for example, results decrease because markets become more efficient in the evaluation and pricing of such businesses and assets. For example, historically, the Company's efforts have focused on lending, the acquisition and resolution of discounted loans, and investment in various types of mortgage-related securities. However, on October 26, 1998, the Company announced that it would refocus its resources on its core competencies, namely the acquisition and management of servicing-intensive assets and the development of exportable loan servicing technology for the mortgage and real estate industries. Given that this strategy involves the potential of entering and exiting different businesses, past financial performance may not be considered a reliable indicator of future performance and historical trends may not be reliable indicators of anticipated results or trends in future periods. In addition, there can be no assurance that the Company will be able to accomplish its strategic objectives as a result of changes in the nature of the Company's operations over time or that such changes will not have a material adverse effect from time to time or generally on the Company's business, financial condition or results of operations.

      INCONSISTENCY OF RESULTS AND NON-RECURRING ITEMS. In addition to inconsistency in results caused by the entry or exit of businesses by the Company, the consistency of the operating results of the Company has and may continue to be significantly affected by inter-period variations in its current operations, including in respect of (i) the amount of assets acquired, particularly discounted loans and the servicing rights to such loans; (ii) the amount of resolutions of discounted loans, particularly large multi-family residential and commercial real estate loans; (iii) the amount of multi-family residential and commercial real estate loans which mature or are prepaid, particularly loans with terms pursuant to which the Company participates in the profits of the underlying real estate; and (iv) sales by the Company of loans and/or securities acquired from the Company's securitization of loans. In addition, the Company's operating results have been significantly affected by certain non-recurring items. For example, the Company has earned significant non-interest income from gains on sales of interest-earning assets and real estate owned. Gains on sales of interest-earning assets and real estate owned generally are dependent on various factors which are not within the control of the Company, including market and economic conditions and accounting regulations. In addition, in the third quarter of 1999, the Company decided to discontinue the practice of structuring securitizations as sales transactions, thus precluding recognition of gain-on-sale accounting. There can be no assurance that the level of gains on sales of interest-earning assets and real estate owned reported by the Company in prior periods will be repeated in future periods or that there will not be substantial inter-period variations in the results from such activities or as a result of other non-recurring items.

RISKS RELATED TO NON-TRADITIONAL OPERATING ACTIVITIES

      As discussed below, the Company is engaged in a variety of businesses which generally involve more uncertainties and risks than the single-family residential lending activities historically emphasized by savings institutions. In addition, many of the Company's business activities are conducted on a nationwide basis, which reduces the risks associated with concentration in any one particular market area but involves other risks because, among other things, the Company may not be as familiar with market conditions and other relevant factors as it would be in the case of activities which are conducted in the market areas in which its executive offices and branch office are located.

         DISCOUNTED LOAN AND SERVICING RIGHTS ACQUISITION AND LOAN RESOLUTION ACTIVITIES. The Company's lending activities include the acquisition (although to a much lesser extent than in prior years) and resolution of non-performing or underperforming single-family (one to four units) residential loans, multi-family (over four units) residential loans and commercial real estate loans which are purchased at a discount. Non-performing and subperforming mortgage loans may be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to newly-originated, high-quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on the borrower's ability to make required payments or, in the event of default, the ability of the loan's servicer to foreclose and liquidate the mortgage loan. There can be no assurance that the servicer can liquidate a defaulted mortgage loan successfully or in a timely fashion.

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      The Company acquires discounted loans from governmental agencies, which in the early years of the program consisted primarily of the Federal Deposit Insurance Corporation (the "FDIC") and the Resolution Trust Corporation, a federal agency formed to resolve failed savings institutions which has since ceased operations, and in recent years has consisted primarily of the U.S. Department of Housing and Urban Development. In addition to governmental agencies, the Company acquires discounted loans from various private sector sellers, such as banks, savings institutions, mortgage companies and insurance companies. The Company acquires servicing rights principally from private sellers. Although the Company believes that a permanent market for the acquisition of non-performing and underperforming mortgage loans at a discount and the servicing rights to such loans has emerged in recent years, there can be no assurance that the Company will be able to acquire the desired amount and type of discounted loans or servicing rights in future periods or that there will not be significant inter-period variations in the amount of such acquisitions. There also can be no assurance that the discount on the non-performing and underperforming loans acquired by the Company will enable the Company to resolve discounted loans in the future as profitably as in prior periods. Adverse changes in national economic conditions or in the economic conditions in regions in which the Company acquires pools of loans and servicing rights could impair its ability to resolve successfully loans and could have an adverse effect on the value of those loan pools and servicing rights. The yield on the Company's discounted portfolio also is subject to significant inter-period variations as a result of the timing of resolutions of discounted loans, particularly multi-family residential and commercial real estate loans and non-performing single-family residential loans, interest on which is recognized on a cash basis, and the mix of the overall portfolio between performing and non-performing loans. In addition, the volume of discounted loans and servicing rights acquired by the Company may vary over time, thereby affecting results of operations in future periods as the quantity of loans resolved in any one time period may be affected.

      MULTI-FAMILY RESIDENTIAL, COMMERCIAL REAL ESTATE AND CONSTRUCTION LENDING ACTIVITIES. Prior to the Company's decision to cease origination of such loans in 1999, the Company's lending activities included nationwide loans secured by existing commercial real estate, particularly hotels and office buildings, and existing multi-family residential real estate. In addition, from time to time the Company has originated loans for the construction of multi-family residential real estate and land acquisition and development. Multi-family residential real estate, commercial real estate and construction lending generally are considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often require little or no amortization of the loan over its term (typically five years) and, instead, provide for a balloon payment at stated maturity. Furthermore, mezzanine loans, which are subordinate to senior loans, and construction loans generally have higher loan-to-value ratios than conventional loans. Although the Company's borrowers generally have an equity investment of 10% to 15% of total project costs, such equity may not be sufficient to protect the Company's investment in these higher-yielding loans. There can be no assurance that any multi-family residential, commercial real estate and construction lending activities engaged in by the Company previously or in the future will not be adversely affected by these and the other risks related to such activities.

      SUBPRIME RESIDENTIAL LENDING ACTIVITIES. The Company closed its domestic subprime origination business in August 1999 and exited the UK subprime origination business by selling its investment in its Ocwen UK subsidiary in September 1999 and its investment in Kensington Group plc in November 2000. Prior to these dates, the Company's lending activities also included the origination or purchase on a nationwide basis of single family residential loans made to borrowers who have significant equity in the properties which secure the loans but who, because of prior credit problems, the absence of a credit history or other factors, were unable or unwilling to qualify as borrowers under federal agency guidelines. These loans were offered pursuant to various programs, including programs which provide for reduced or no documentation for verifying a borrower's income and employment. Subprime loans present a higher level of risk of delinquency or default than loans made to more creditworthy borrowers, and may not be as saleable as loans which conform to the guidelines established by various federal agencies. While the Company believes that the business practices it employed enabled it to reduce higher risks inherent in these loans, no assurance can be given that such practices will afford adequate protection against higher delinquencies, foreclosures or losses than anticipated, and as a result, the Company's financial condition or results of operation could be adversely affected.

      ENVIRONMENTAL RISKS OF LOAN ACQUISITION AND LENDING ACTIVITIES. The Company evaluates the potential for significant environmental problems prior to acquiring or originating a loan because there is a risk for any mortgage loan, particularly a multifamily residential and commercial real estate loan, that hazardous substances or other environmentally restricted substances could be discovered on the related real estate. Through foreclosure, the Company could become the owner of the real estate that secured its loan and might be required to remove such substances from the affected properties or to engage in abatement procedures at its sole cost and expense. There can be no assurance that the cost of such removal or abatement will not substantially exceed the value of the affected properties or the loans secured by such properties, that the Company would have adequate remedies against the prior owners or other responsible parties or that the Company would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, the Company generally will not foreclose on

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the related loan; however, the value of such property as collateral will generally be substantially reduced, and as a result, the Company may suffer a loss upon collection of the loan.

      INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS. The Company invests in low-income housing tax credit interests (generally limited partnerships) in order to obtain federal income tax credits which are allocated pursuant to Section 42 of the Internal Revenue Code of 1986, as amended (the "Code"). There are many uncertainties and risks associated with an investment in low-income housing tax credit interests, including the risks involved in the construction, lease-up and operation of multi-family residential real estate, the investor's ability to earn sufficient income to utilize the tax credits resulting from such investments in accordance with the requirements of the Code and the possibility of required recapture of previously-earned tax credits. In addition, there are numerous tax risks associated with tax credits resulting from potential changes to the Code. Potential changes in the Code, which have been discussed from time to time, could reduce the benefits associated with the Company's existing investments in low-income housing tax credit interests, including the replacement of the current graduated income taxation provisions in the Code with a "flat tax" based system and increases in the alternative minimum tax, which cannot be reduced by tax credits. Management of the Company is unable to predict whether any of the foregoing or other changes to the Code will be subject to future legislation and, if so, what the contents of such legislation will be and its effects, if any, on the Company.

      INVESTMENTS IN MORTGAGE-RELATED SECURITIES. From time to time the Company invests in a variety of mortgage-related securities, such as senior, subordinate and residual interests in collateralized mortgage obligations ("CMOs"), including CMOs which have qualified as Real Estate Mortgage Investment Conduits. Some mortgage-related securities exhibit considerably more price volatility than mortgages or ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. Other mortgage-related securities, such as subordinate interests, also involve substantially more credit risk than the senior classes of the mortgage-related securities to which such interests relate and generally are not as liquid as such senior classes. The Company has generally acquired subordinate and residual interests primarily in connection with the securitization of its loans, particularly single-family residential loans to non-conforming borrowers and discounted loans, and under circumstances in which it continues to service the loans which back the related securities. The Company has sought to offset the risk of changing interest rates on certain of its mortgage-related securities by selling U.S. Treasury futures contracts and through other hedging techniques, and believes that the resulting interest-rate sensitivity profile compliments the Company's overall exposure to changes in interest rates. See "Economic Conditions" below. Although generally intended to reduce the effects of changing interest rates on the Company, investments in certain mortgage-related securities and hedging transactions could cause the Company to recognize losses depending on the terms of the instrument and the interest rate environment.

      ABILITY TO MANAGE GROWTH. The Company has undergone rapid and significant growth and is continuing to pursue a policy of rapid growth, including growth in foreign countries. The Company's rapid growth has imposed a significant strain on its management resources and there can be no assurance that the Company will be able to attract and retain the necessary personnel to manage its operations effectively, in which event its business, operating results and financial condition could be materially and adversely affected.

RISK OF FUTURE ADJUSTMENTS TO ALLOWANCES FOR LOSSES

      The Company believes that it has established adequate allowances for losses for each of its loan portfolio, discounted loan portfolio and match funded loans in accordance with generally accepted accounting principles. Future additions to these allowances, in the form of provisions for losses on loans, discounted loans and match funded loans, may be necessary, however, due to changes in economic conditions, increases in loans and discounted loans and the performance of the Company's loan and discounted loan portfolios. In addition, the OTS, as part of its examination process, periodically reviews the Company's allowances for losses and the carrying value of its assets. As a result of OTS reviews, the Company in the past has increased its allowances for losses on loans and discounted loans and written down the carrying value of certain loans. There can be no assurance that the Company will not determine, at the request of the OTS or otherwise, to further increase its allowances for losses on loans and discounted loans or adjust the carrying value of its real estate owned or other assets. Increases in the Company's provisions for losses on loans would adversely affect the Company's results of operations.

RISKS RELATED TO REAL ESTATE OWNED

      GENERAL. The Company's real estate owned consists almost entirely of single-family residential real estate and multi-family residential and commercial real estate acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discounted loan portfolio. Generally, real estate owned properties are non-earning assets, although multi-family residential and commercial real estate owned may provide some operating income to the Company depending on the circumstances. Such operating income may be

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affected by problems experienced by lessees, which may weaken their financial condition and result in failure to make rental payments when due. At any time, a lessee of the Company's properties may seek the protection of bankruptcy laws, which could result in rejection and termination of the lessee's lease and thereby cause a reduction in cash flow available for distribution to the Company. Moreover, the value of real estate can be significantly affected by adverse changes in national or local economic conditions, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, acts of nature, including earthquakes, hurricanes and other natural disasters, and other factors which are beyond the control of the Company. These factors may require the establishment of provisions for losses to ensure that real estate owned properties are carried at the lower of cost or fair value, less estimated costs to dispose of the properties, which may adversely affect operations. Real estate owned also requires increased allocation of resources and expense to the management and work out of the asset, property taxes and compliance with respect to environmental laws and the Americans with Disabilities Act of 1990, which can also adversely affect operations. There can be no assurance that the amount of the Company's real estate owned will not increase in the future as a result of the Company's discounted loan acquisition and resolution activities and the Company's single-family residential, multi-family residential, commercial real estate and construction lending activities.

      ENVIRONMENTAL RISKS. Operating costs and the value of real property may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of a real property, and the revenue therefrom. Although the Company believes that its pre-acquisition due diligence identified all material environmental concerns which relate to its current investments in real estate and accurately assessed the costs and liabilities to be concurred by it in this regard, there can be no assurance that such investments will not raise material unanticipated environmental concerns or costs in the future.

RISKS ASSOCIATED WITH ACQUISITIONS AND DIVESTITURES

      Acquiring businesses and assets has been and may continue to be an important focus of the Company's strategic efforts. Any acquisitions could vary in size and may include those that are large relative to the Company. There can be no assurance that suitable acquisition candidates can be identified, that financing for such acquisitions would be available on satisfactory terms, that the Company would be able to accomplish its strategic objectives as a result of any such acquisitions, that any business or assets acquired by the Company would be integrated successfully or that integration of acquired businesses would not divert management resources or otherwise have a material adverse effect on the Company's business, financial condition or results of operations. The Company is continually evaluating possible acquisitions and engages in discussions with acquisition candidates from time to time.

      In addition, in the event that the Company chooses to divest any business or sell any asset in the future, there can be no assurance that a suitable purchaser could be identified, that the Company would be able to accomplish its strategic objectives as a result of any such sale, that any proposed asset or business sold by the Company would be completed or that the separation of any such asset or business from the Company would not diminish management resources or otherwise have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH TECHNOLOGY

      The Company's wholly-owned subsidiary, Ocwen Technology Xchange, Inc. ("OTX"), licenses the Company's mortgage loan servicing resolution and work flow technology to third parties in the mortgage and real estate industries. The products offered by OTX have resulted from the enhancement of software products acquired through the Company's purchases of Amos, Inc., a developer of residential mortgage loan servicing software, DTS Communications, Inc., a real estate technology company, and the assets of Synergy Software, LLC, a developer of commercial and multi-family mortgage servicing software, with the Company's own proprietary technology.

      REVENUE RECOGNITION. A portion of Ocwen's revenue attributable to OTX operations includes license fees and implementation fees related to the installation of its technology products. In certain instances, customers receive certain elements of OTX's products or services over a period of time and in some instances, fees received may be refundable based on the provisions of the underlying agreements. Consequently, certain revenue is deferred and recognized over future periods.

      RAPID TECHNOLOGICAL CHANGE AND COMPETITION. Rapid change, uncertainty due to new and emerging technologies, and fierce competition characterize the software industry. OTX's ability to grow is dependent upon the Company's ability to develop and introduce new products and enhance existing products to satisfy

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consumer demand for new technologies. Because the pace of change continues to accelerate, new opportunities for competitors are created and OTX's business planning is subject to substantial uncertainty. Competitors, working with new technology, may arrive at a technology that creates a new market altogether and renders the Company's product offerings obsolete. If the Company does not successfully identify new product opportunities and develop and bring new products to market in a timely and efficient manner, the Company's business growth will suffer and demand for its products will decrease. Competing platforms, and products may gain popularity with customers, vendors and loan originators, reducing or eliminating the potential for OTX's future revenue.

      FUTURE INITIATIVES. The Company plans to continue significant investments in software research and development including the ongoing development of increased functionality for OTX's products, including REALTransSM, _ REAL-eTM and REALSynergyTM, where the Company has the opportunity to capture significant market share through improved efficiencies offered by these products. It is anticipated that these investments in research and development will increase over historical spending levels without corresponding growth in revenue in the near future. Significant revenue from these product opportunities may not be achieved for a number of years, if at all.

      SOFTWARE DEVELOPMENT. The software industry is inherently complex. New products and product enhancements can require long development and testing periods. While the Company believes it has developed products attractive to the mortgage and real estate industries, the computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. There can be no assurance that OTX will not experience future difficulties that could delay or prevent the successful development, introduction and marketing of its products, or that its products and product enhancements will meet the requirements of the marketplace and achieve market acceptance. If OTX is unable to develop and introduce products of acceptable quality in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition could be adversely affected.

      PRICES. The competitive factors described above may require OTX to lower product prices to meet competition, reducing the Company's net income.

      INTERNATIONAL OPERATIONS. The Company is beginning to conduct more of its business outside the United States. The costs of selling the Company's products and providing its services in these countries may be higher than the Company's prices in the United States because of the costs incurred in localizing both products and financial services for non-U.S. markets. While the Company seeks to set its prices for its products and services higher to compensate for the additional expense, pressure to globalize its pricing structures might require that the Company reduce the sales price of its financial services and software in other countries, even though the costs continue to be higher than in the United States. Difficulties in staffing and managing foreign operations; unexpected changes in regulatory requirements for financial services and software; negative changes in software "piracy" trade protection laws, policies and measures and other regulatory requirements affecting trade and investment; social, political, labor or economic conditions in a specific country or region; and potential adverse foreign tax consequences; among other factors, could also have an impact on the Company's business and results of operations outside of the United States.

RISKS ASSOCIATED WITH MORTGAGE LOANS SERVICING

      EXTENSIVE USE OF FINANCIAL LEVERAGE. The Company is highly leveraged and will continue to be highly leveraged. The Company's ability to make payments of principal or interest on or to refinance its indebtedness depends on its future operating performance and its ability to effect additional debt and/or equity financing, which is subject to economic, financial, competitive and other factors beyond its control, including restrictions on the Company's ability to obtain additional debt financing contained in the indentures relating to its 11 7/8% Notes and 10 7/8% Junior Subordinated Debentures.

      The Company intends to finance advances it is required to make in connection with the acquisition of servicing rights to pools of loans and the servicing of the loans throughout the life of the loan. Generally, the Company expects to be able to finance up to ninety percent of the advance amounts. While the leveraged nature of the Company's assets offers the opportunity for increased rates of return on the Company's invested capital, it involves a greater degree of risk.

      This degree of leverage also makes the Company more vulnerable to a downturn in real estate values or the economy generally. Although management generally expects to repay any indebtedness incurred in connection with an acquisition from the proceeds of the servicing, a downturn in the economy or real estate market could reduce those proceeds. An increase in market interest rates or a decline in the value of the collateral securing the acquired pool of loans could adversely effect the ability of the Company to repay its borrowings and could have a material adverse effect on the Company's results of operations and financial condition.

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      NEED FOR ADDITIONAL FINANCING. The Company's expansion strategy will result in the need for additional debt and/or equity financing in the future, and there can be no assurance that the Company will be able to obtain such financing on acceptable terms. In addition, the indentures relating to the Company's 11 7/8% Notes and 10 7/8% Junior Subordinated Debentures restrict the Company's ability to obtain additional debt financing. The Company's degree of leverage may make it more difficult for the Company to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes and may cause the Company to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. To the extent the Company is unable to extend or replace existing facilities or generate sufficient cash flow from the servicing rights, the Company may have to curtail its acquisition of servicing rights, which could have a material adverse effect on its financial position and results of operations.

      RISKS RELATED TO ACQUIRED SERVICING RIGHTS ON POOLS OF LOANS. In determining the purchase price for servicing rights, management makes certain assumptions regarding, among other things, the real estate market and the Company's ability to successfully service and resolve loans and to dispose of any foreclosed real estate. To the extent that the Company's underlying assumptions prove to be inaccurate or the basis for those assumptions change (for example, an unanticipated decline in the real estate market), the price paid by the Company for servicing rights may prove to have been excessive, resulting in a lower yield or a loss to the Company. Therefore, the success of the Company is highly dependent on its pricing of servicing rights as well as general economic conditions in the geographic areas in which the foreclosed real estate or properties underlying the loans are located. Adverse changes in national economic conditions or in the economic conditions in regions in which the Company acquires pools of loans could impair its ability to successfully resolve loans and have an adverse effect on the value of those pools of loans. In addition, because non-performing loans do not make regular cash payments and in various servicing relationships, the Company is repaid for advances out of proceeds from the loans, the return to the Company may be significantly influenced by the time it takes to resolve the loan, which varies based on, among other things, state consumer protection and foreclosure laws, both of which are subject to change.

      RISKS RELATED TO INTERNATIONAL SERVICING OPERATIONS. The Company has invested in a joint venture with servicing operations in Italy. The joint venture plans to use the Company's servicing system, which must be adapted for servicing loans in Western Europe. The Company's international servicing operations are subject to most of the same risks associated with its U.S. operations as well as additional risks as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risks of political and economic instability, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. In addition, the Company's management has only limited experience in servicing loans in foreign countries. Accordingly, there can be no assurance that one or more of these factors will not have a materially adverse effect on the Company's operations.

      RISK OF INCREASED CAPITAL REQUIREMENTS. Federally insured savings associations are required to maintain minimum levels of regulatory capital. These standards generally are as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of those standards on individual associations on a case-by-case basis. In making such determination, the OTS can take into account a number of factors, including the bank's loan portfolio quality, recent operating losses or anticipated losses, the condition of its holding company and whether the bank is receiving special supervisory attention, among other matters. If the OTS were to impose higher capital requirements than it has currently established for the Bank or additional capital were required as a result of an adverse determination by the OTS or otherwise, the Company might inject additional capital into the Bank, whether or not such usage of capital is optimal for the Company. Such additional capital contributions may have the effect of reducing or eliminating the Company's overall net income or requiring the Company to obtain additional debt or equity capital. In the event that the Company was unable or refused to inject capital into the Bank as required by the OTS significant adverse consequences could result.

      RISKS RELATED TO SECURITIZATION. Under certain circumstances, the Company may be required to advance funds to securitization trusts, indemnify the trustee and the underwriters of a securitization and repurchase certain loans that were securitized. In connection with a securitization, the Company may be required to agree that, in the event of a breach of any representation or warranty made by it that materially and adversely affects the value of an underlying mortgage loan, the Company will repurchase that loan at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon.

INTERNATIONAL OPERATIONS

      The Company conducts business in the United States, Jamaica and, though a joint venture, Italy, is exploring opportunities in the Republic of Korea and may explore opportunities outside of these markets. The Company is also establishing a software development and servicing operations center in India. The Company's foreign operations are subject to most of the same risks associated with its U.S. operations, as well as additional risks, such as unexpected changes in local regulatory requirements, difficulties in managing

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international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with foreign laws. Changes in foreign currency exchange rates may also affect the value of the Company's foreign assets and the gains realized from the sale of such assets. Although the Company implements hedging strategies to limit the effects of currency exchange rate fluctuations on the Company's results of operations, currency hedging strategies, like those for interest rates, may not perform their intended purpose. See "Economic Conditions". There can be no assurance that such factors will not have a material adverse effect on the Company's business, results of operations or financial condition. In addition, the Company's management has only limited international experience outside of the U.S., which could limit the Company's ability to capitalize on investment opportunities that may arise elsewhere.

REGULATION AND REGULATORY CAPITAL REQUIREMENTS

      Both the Company, as a savings and loan holding company, and the Bank, as a federally-chartered savings institution, are subject to significant governmental supervision and regulation, which is intended primarily for the protection of depositors. Statutes and regulations affecting the Company and the Bank may be changed at any time, and the interpretation of these statutes and regulations by examining authorities also is subject to change. There can be no assurance that future changes in applicable statutes and regulations or in their interpretation will not adversely affect the business of the Company. The applicable regulatory authorities may, as a result of such regulation and examination, impose regulatory sanctions upon the Company or the Bank, as applicable, as well as various requirements or restrictions which could adversely affect their business activities. A substantial portion of the Bank's operations involves businesses that are not traditionally conducted by savings institutions and, as a result, there can be no assurance that future actions by applicable regulatory authorities, or future changes in applicable statutes or regulations, will not limit or otherwise adversely affect the Bank's ability to engage in such activities.

      Following an examination of the Bank in late 1996 and early 1997 by the Office of Thrift Supervision (the "OTS"), the Bank committed to the OTS to maintain, commencing on June 30, 1997, regulatory capital ratios which significantly exceed the requirements which are generally applicable to federally-chartered savings institutions such as the Bank. Specifically, the Bank has committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively (the requirements of general applicability are 3% and 8%, respectively). At December 31, 2000, the Bank's core capital, Tier 1 risk-based capital and total risk-based capital ratios amounted to 13.83%, 16.70% and 21.83%, respectively. Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements that it committed to maintain. Under applicable laws and regulations, an institution is considered to be "well-capitalized" if it maintains a total risk-based capital ratio of 10.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more and a core capital (leverage) ratio of 5.0% or more and is not subject to a written agreement, order or directive issued by an appropriate agency to meet and maintain a specific capital level for any capital measure.

      There can be no assurance that in the future the OTS either will agree to a decrease in the 9% core capital (leverage) ratio and the 13% total risk-based capital ratio committed to be maintained by the Bank or will not seek an increase in such requirements. Unless and until these regulatory capital requirements are decreased, the Bank's ability to leverage its capital through future growth in assets (including its ability to continue growing at historical rates) will be adversely affected, as will the Company's ability to receive dividends from the Bank. Although the Company and its non-banking subsidiaries will not be restricted in their growth by these capital requirements, because they do not have access to the Bank's funding sources, their profitability may be different from the Bank's for particular types of businesses. In addition, there can be no assurance that the Bank will continue to meet the regulatory capital requirements that it has committed to maintain or that the OTS will not formally impose such requirements pursuant to a written agreement, order or directive, which would cause the Bank to cease to be a "well-capitalized" institution under applicable laws and regulations. In the event that the Bank ceased to be a "well-capitalized" institution, the Bank would be prohibited from accepting, renewing or rolling over its brokered and other wholesale deposits, which are its principal sources of funding, without the prior approval of the FDIC, and the Bank could become subject to other regulatory restrictions on its operations.

ECONOMIC CONDITIONS

      GENERAL. The success of the Company is dependent to a certain extent upon the general economic conditions in the geographic areas in which it conducts substantial business activities. Adverse changes in national economic conditions or in the economic conditions of regions in which the Company conducts substantial business likely would impair the ability of the Company to collect on outstanding loans or dispose of real estate owned and would otherwise have an adverse effect on its business, including the demand for new loans, the ability of customers to repay loans and the value of both the collateral pledged to the Company to secure its loans and its real estate owned. Moreover, earthquakes and

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

other natural disasters could have similar effects. Although such disasters have not significantly adversely affected the Company to date, the availability of insurance for such disasters in California, in which the Company conducts substantial business activities, is severely limited. Moreover, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by a borrower or the Company might not be adequate to restore the Company's economic position with respect to the affected collateral or real estate. At December 31, 2000, the Company had loans aggregating $100,036 (including match funded loans and loans available for sale) secured by properties located in California and $3,847 of the Company's real estate owned was located in California, which collectively represented 5% of the Company's total assets at such date.

      EFFECTS OF CHANGES IN INTEREST RATES. Net interest income is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's net interest income by affecting the spread between the Company's return on interest-earning assets and the Company's cost of interest-bearing liabilities, as well as, among other things, the ability of the Company to originate loans; the value of the Company's interest-earning assets and its ability to realize gains from the sale of such assets; the average life of the Company's interest-earning assets; the value of the Company's mortgage servicing rights; and the Company's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company. Although management believes that the maturities of the Company's assets are well balanced in relation to its liabilities (which involves various estimates and assumptions, including as to how changes in the general level of interest rates will impact its assets and liabilities), there can be no assurance that the profitability of the Company would not be adversely affected during any period of changing interest rates.

      POTENTIAL ADVERSE EFFECTS OF HEDGING STRATEGIES. The Company may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts and foreign currency futures contracts, in order to limit the effects of interest rates or changes in foreign currency exchange rates on its operations. Among the risks inherent with respect to the purchase and/or sale of such derivative instruments are (i) interest rate risk, which consists of the risks relating to fluctuating interest rates; (ii) basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge costs; (iii) credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; (iv) prepayment risk, which consists of reinvestment risk to the extent the Company is not able to reinvest repayments, if any, at a yield which is comparable to the yield being generated on the particular security; (v) liquidity risk, which consists of the risk that the Company may not be able to sell a particular security at a particular price; (vi) legal enforceability risk, which consists of the risks related to Company's ability to enforce the terms of a particular instrument or to obtain or collect upon a legal judgment in the United States in the event that the counterparty to the transaction is a foreign entity or the underlying collateral is located in a foreign jurisdiction; and (vii) volatility risk, which consists of the risk that actual volatility (i.e., the degree of uncertainty relating to the price of the underlying asset) differs from the historical volatility or "implied" volatility of the instrument.

RISKS RELATED TO RELIANCE ON BROKERED AND OTHER WHOLESALE DEPOSITS

      The Company currently utilizes as its principal source of funds certificates of deposit obtained through national investment banking firms which obtain funds from their customers for deposit with the Company ("brokered deposits") and, to a lesser extent, certificates of deposit obtained from customers of regional and local investment banking firms and direct solicitation efforts by the Company of institutional investors and high net worth individuals. The Company believes that the effective cost of brokered and other wholesale deposits, as well as other non-branch dependent sources of funds, such as securities sold under agreements to repurchase ("reverse repurchase agreements") and advances from the Federal Home Loan Bank ("FHLB") of New York, generally is more attractive to the Company than deposits obtained through branch offices after the general and administrative costs associated with operating a branch office network are taken into account. However, such funding sources, when compared to retail deposits attracted through a branch network, are generally more sensitive to changes in interest rates and volatility in the capital markets and their availability and terms are more likely to be subject to competitive pressures. In addition, such funding sources may be more sensitive to significant changes in the financial condition of the Company. There are also regulatory limitations on an insured institution's ability to solicit and obtain brokered deposits in certain circumstances, which currently are not applicable to the Bank because of its status as a "well capitalized" institution under applicable laws and regulations. See "Regulation and Regulatory Capital Requirements" above. As a result of the Company's reliance on brokered and other wholesale deposits, significant changes in prevailing interest rates, in the availability of alternative investments for individual and institutional investors or in the Company's financial condition, among other factors, could have a much more significant affect on the Company's liquidity and results of operations than might be the case with an institution that attracted a greater portion of its funds from retail or core deposits obtained through a branch network.

RISKS ASSOCIATED WITH CURRENT SOURCES OF LIQUIDITY AND ADDITIONAL FINANCING FOR GROWTH

      CURRENT SOURCES OF LIQUIDITY. The Company's primary sources of funds for liquidity consist of deposits, FHLB advances, reverse repurchase agreements, lines of credit and maturities and principal payments on loans and securities and proceeds from sales thereof. The Company believes that its existing sources of liquidity will be adequate to fund planned activities for the foreseeable future, although there can be no assurances in this regard. Moreover, the Company continues to evaluate other sources of liquidity, such as lines of credit from unaffiliated parties, which will enhance the Company's ability to increase its liquidity position. The inability of the Company to maintain adequate sources of liquidity, including as a result of the failure to extend or replace existing lines of credit or as a result of the factors described under "Risks Related to Reliance on Brokered and Other Wholesale Deposits" above or "Risks of Securitization" below, could have a material adverse effect on the Company's business, financial condition or results of operations.

      ADDITIONAL FINANCING FOR GROWTH. The Company's ability to enter into and exit from certain business lines as opportunities emerge depends to a significant degree on its ability to obtain additional indebtedness, obtain additional equity capital or have access to other sources of capital (e.g., through partnering, joint venturing or other economic or contractual relationships). The Company has no commitments for borrowings in addition to those under its current debt securities and lines of credit, no commitments for future sales of equity capital and no commitments to provide access to other sources of capital. There can be no assurance that the Company will be successful in consummating future financing transactions, if any, on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets or other economic or contractual relationships, or the conditions under which the Company could obtain additional financing, involve the perception in the capital markets and the financial services industry of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial and competitive factors beyond the Company's control. In addition, covenants under the Company's current debt securities and lines of credit do, and future ones may, significantly restrict the Company's ability to incur additional indebtedness, to issue Preferred Stock and to enter into certain other contractual relationships.

RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE

      As a holding company, the ability of the Company to pay dividends, to pay indebtedness and to conduct its financial operating activities directly or in non-banking subsidiaries will depend on cash reserves and other liquid assets held by the Company, any proceeds from securities offerings or other borrowings, any dividends from non-banking subsidiaries of the Company and the receipt of dividends or other distributions from the Bank. The ability of the Bank to pay dividends or make other distributions to the Company generally is dependent on the Bank's compliance with applicable regulatory capital requirements and regulatory restrictions. The Bank is also subject to contractual restrictions on its ability to pay dividends under its debt indenture.

      The Bank's ability to make capital distributions as a Tier 1 association pursuant to the OTS capital distribution regulation are limited by the regulatory capital levels which it has committed to the OTS it would maintain, commencing on June 30, 1997. As a result of a verbal agreement between the Bank and the OTS to dividend subordinate and residual mortgage-related securities resulting from securitization activities conducted by the Bank, the Bank has been limited in its ability to pay cash dividends to the Company.

      In addition, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims of the Company as a creditor of such subsidiary may be recognized as such.

RISKS OF SECURITIZATION

      Prior to the third quarter of 1999, the Company has historically generated a significant amount of revenues, earnings and cash flows from its pooling and selling through securitizations of mortgages and other loans originated or purchased by the Company. Adverse changes in the secondary market for such loans could impair the Company's ability to originate or sell mortgages and other loans on a favorable or timely basis. Accordingly, such impairments could have an adverse effect upon the Company's business and results of operations. Market and other considerations, including rating agency requirements, could also affect the timing of such transactions. Any delay in the sale of loans beyond the reporting period in which such sale is anticipated to take place may adversely affect the Company's reported earnings for such reporting period. In addition, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is at risk for loan delinquencies and defaults and the risk that the rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. Following the sale of loans through a securitization, the Company's direct risk with respect to loan delinquency or default on such loan is limited to those circumstances in which it is required to repurchase such loan due to a breach of a representation or warranty in connection with the securitization.

COMPETITION

      The businesses in which the Company is engaged generally are highly competitive. The acquisitions of discounted loans and servicing rights to pools of loans are particularly competitive, as such acquisitions are often based on competitive bidding. Although many of the Company's competitors have access to greater capital and have other advantages, the Company believes that it has a competitive advantage relative to many of its competitors as a result of its experience in managing, servicing and resolving discount loans, its investment in the computer systems, technology and other resources which are necessary to conduct this business, its reputation and the strategic relationships and contacts which it has developed in connection with these activities. The Company also encounters significant competition in connection with its other lending activities, its investment activities, its deposit-gathering activities, its servicing activities and its information technology activities. Many of the Company's competitors are significantly larger than the Company and have access to greater capital and other resources. In addition, many of the Company's competitors are not subject to the same extensive federal regulation that govern federally-insured institutions such as the Bank and their holding companies. As a result, many of the Company's competitors have advantages over the Company.

      The Company also faces competition in purchasing the servicing rights to pools of loans from several other companies that specialize in this business, some of which have greater resources than the Company. The current level of return realized by the Company and its competitors in purchasing pools of loans and foreclosed real estate could attract additional competitors to these markets. Heightened competition would likely result in higher prices for pools of loans and correspondingly lower yields on the Company's investment in those pools.

      With respect to information technology, OTX's products compete in a limited market. While the Company believes REAL-e, REALTrans and REALSynergy each present to the market greater functionality and a better value than the products against which they compete, there can be no assurance that the Company will be successful in preserving any competitive advantage of its products on value or functionality, in introducing the product to the market on a commercial basis or translating the product's business, marketing and pricing models into revenue sufficient to produce net income.

IMPORTANCE OF THE CHIEF EXECUTIVE OFFICER

      William C. Erbey, Chairman and Chief Executive Officer of the Company, has had, and will continue to have, a significant role in the development and management of the Company's business. The loss of his services could have an adverse effect on the Company. The Company and Mr. Erbey are not parties to an employment agreement, and the Company currently does not maintain key man life insurance relating to Mr. Erbey or any of its other officers.

CONTROL OF CURRENT SHAREHOLDERS

      As of March 9, 2001, the Company's directors and executive officers and their affiliates in the aggregate beneficially owned or controlled 45.4% of the outstanding Common Stock of the Company, including 28.2% owned or controlled by William C. Erbey, Chairman and Chief Executive Officer of the Company, and 14.1% owned or controlled by Barry N. Wish, currently a director and formerly the Chairman of the Company. As a result, these shareholders, acting together, would be able effectively to decisively influence if not control virtually all matters requiring approval by the shareholders of the Company, including amendment of the Company's Articles of Incorporation, the approval of mergers or similar transactions and the election of all directors.

DEPENDENCE ON PROPRIETARY INFORMATION

      The Company's success is in part dependent upon its proprietary information and technology. The Company relies on a combination of copyright, trade secret and contract protection to establish and protect its proprietary rights in its products and technology. The Company generally enters into confidentiality agreements with its management and technical staff and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary rights or information or independent third party development of substantially similar products and technology. Although the Company believes that its products and technology do not infringe any proprietary rights of others, the growing use of copyrights and patents to protect proprietary rights has increased the risk that third parties will increasingly assert claims of infringement in the future.